EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES APPOINTMENT OF JOSEPH L. BILLHIMER AS ACTING PRESIDENT

CHESTER, WV — May 30, 2013 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced the appointment of Joseph L. Billhimer as Acting President of MTR Gaming Group Inc., and officially accepted the resignation of its former President and Chief Executive Officer Jeffrey J. Dahl, effective May 27, 2013.  Mr. Billhimer will continue with the title and responsibilities of Chief Operating Officer and will serve as Acting President, effective May 27, 2013, until the Board of Directors has appointed a permanent CEO.

“We are thankful to Jeff for his service to MTR Gaming and are confident that Joe will be able to lead the company in this interim period,” said Steven M. Billick, Chairman of the Board of MTR Gaming Group, Inc.  “During his tenure as COO at MTR, Joe has already made valuable contributions at all of our properties, especially with the construction and opening of our Scioto Downs gaming facility in Columbus, Ohio.  Further, his extensive gaming experience will ensure that MTR runs smoothly during this transition period.”

Mr. Billhimer has 30 years of experience working in the gaming industry and currently serves as the Company’s Executive Vice President and Chief Operating Officer.

About MTR Gaming Group

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our operations at Mountaineer, Presque Isle Downs and Scioto Downs, including the successful operation of video lottery terminals at Scioto Downs. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer, Presque Isle Downs and Scioto Downs (including casino gaming and video lottery terminals in

Ohio), the successful integration and operation of video lottery terminals at Scioto Downs, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate, changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, our ability to maintain or improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to fulfill our obligations and comply with the covenants associated with our various debt instruments and/or our ability to obtain additional debt and/or equity financing, if and when needed, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

jbittner@mtrgaming.com